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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

"As independent public accountants, we hereby consent to the incorporation by reference in this Form 10-K of our report dated February 18, 2000 (except with respect to the matters discussed in Note 8 and Note 18, as to which the dates are March 24, 2000 and March 3, 2000, respectively) previously filed Registration Statement Nos. 2-92383, 2-94286, 33-52059, 33-52061, 33-52353,
33-52687, 33-58756, 33-58758, 33-58760, 33-66394, 333-3871, 333-02743,
333-03871, 333-13817, 333-25141, 333-51433, 333-80007, 333-91687 and 333-91689.
It should be noted that we have not audited any financial statements of the company subsequent to December 25, 1999 or performed any audit procedures subsequent to the date of our report."

Arthur Andersen LLP

New York, New York
March 24, 2000